Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT
dated as of
July 10, 2014

between

GAIN GTX BERMUDA, LTD.,
GAIN CAPITAL HOLDINGS, INC.

and

VALAQUENTA INTELLECTUAL PROPERTIES LIMITED

TABLE OF CONTENTS
PAGE
ARTICLE 1 Definitions    1

Section 1.01. Definitions	1

Section 1.02. Other Definitional and Interpretative Provisions	4
ARTICLE 2 Purchase and Sale    5

Section 2.01. Purchase and Sale	5

Section 2.02. Excluded Assets	5

Section 2.03. Excluded Liabilities	5

Section 2.04. Purchase Price; Allocation of Purchase Price	5

Section 2.05. Closing	6

Section 2.06. Earnout Payments	6

Section 2.07. Covenant of Buyer	7

Section 2.08. Withholding	7

Section 2.09. Earnout Payments in Subsequent Transactions	8
ARTICLE 3 Representations and Warranties of Seller    8

Section 3.01. Corporate Existence and Power	8

Section 3.02. Authorization	8

Section 3.03. Governmental Authorization	8

Section 3.04. Noncontravention	8

Section 3.05. No Required Consents	9

Section 3.06. Title to the Purchased Assets	9

Section 3.07. Intellectual Property	9

Section 3.08. Litigation	10

Section 3.09. Tax Matters	10

Section 3.10. Finders’ Fees	10

Section 3.11. Disclaimer of Other Representations and Warranties	10
ARTICLE 4 Representations and Warranties of Buyer    11

Section 4.01. Corporate Existence and Power	11

Section 4.02. Corporate Authorization	11

Section 4.03. Governmental Authorization	11

Section 4.04. Noncontravention	11

Section 4.05. Finders’ Fees	11
ARTICLE 5 Covenants    12

Section 5.01. Confidentiality	12

Section 5.02. Reasonable Best Efforts; Further Assurances	12

Section 5.03. Parent Guaranty	13

Section 5.04. Certain Filings	13

Section 5.05. Public Announcements	13
ARTICLE 6 Tax Matters    13

Section 6.01. Allocation of Taxes	13

i

Table of Contents (continued)

Page

Section 6.02. Other Tax Obligations	14
ARTICLE 7 Survival; Indemnification    14

Section 7.01. Survival	14

Section 7.02. Indemnification	15

Section 7.03. Third Party Claim Procedures	15

Section 7.04. Direct Claim Procedures	16

Section 7.05. Insurance Proceeds	17

Section 7.06. Sole Remedy	17

Section 7.07. Special Damages	17
ARTICLE 8 Miscellaneous    17

Section 8.01. Notices	17

Section 8.02. Amendments and Waivers	18

Section 8.03. Disclosure Schedule References	18

Section 8.04. Expenses	19

Section 8.05. Successors and Assigns	19

Section 8.06. Governing Law	19

Section 8.07. Jurisdiction	19

Section 8.08. WAIVER OF JURY TRIAL	19

Section 8.09. Counterparts; Effectiveness; Third Party Beneficiaries	20

Section 8.10. Entire Agreement	20

Section 8.11. Severability	20

Section 8.12. Specific Performance	20

Exhibit A    Platform Description
Exhibit B    Files Included in Purchased Assets
Schedule 2.06(c)     Non-FX Instruments
Schedule 3.07(a)    Setec Patents
Schedule 3.07(e)    Escrowed IP
Schedule 6.02        Tax Matters

Note: Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the SEC.

ASSET PURCHASE AGREEMENT
AGREEMENT (this “Agreement”) dated as of July 10, 2014 by and among GAIN GTX Bermuda, Ltd., a Bermuda exempt company (“Buyer”), Gain Capital Holdings, Inc., a Delaware corporation and parent company of the Buyer (“Parent”), and Valaquenta Intellectual Properties Limited, a Bermuda exempt company (“Seller”),
W I T N E S S E T H :
WHEREAS, Buyer desires to purchase the Purchased Assets (as defined below) from Seller, and Seller desires to sell the Purchased Assets to Buyer, upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, in connection with the transactions contemplated by this Agreement, (i) Buyer (on behalf of its Affiliates (as hereinafter defined)), Seller and Forexster Limited, a Bermuda exempt company (“Forexster”) will enter into a termination and release agreement pursuant to which any and all agreements currently in place between Affiliates of Buyer (including, without limitation, GAIN GTX, LLC, a Delaware limited liability company (“GTX”)), on the one hand, and Seller and/or Forexster, on the other hand, related to the Platform will be terminated (the “Termination Agreement”), (ii) Buyer and Seller will enter into a consulting agreement with respect to services to be performed by Seller following the Closing (the “Consulting Agreement”), (iii) Buyer, Parent and Forexster will enter into an asset purchase agreement pursuant to which Buyer will acquire certain derivative works of the Platform (as defined below) from Forexster (the “Forexster Agreement”), (iv) Buyer and Setec Astronomy Limited will enter into a license agreement pursuant to which Buyer will receive a license under any and all Setec Patents (the “Setec Agreement”) and (v) Buyer and Arman Valaquenta will enter into a license agreement pursuant to which Buyer will receive a license under the Valaquenta Patent (the “Valaquenta Agreement”).
The parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01.     Definitions. (a) The following terms, as used herein, have the following meanings:
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Closing Date” means the date of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Damages” means all damages, losses, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto and any incidental or indirect losses, liabilities or expenses), excluding any lost profits, consequential damages, diminution in value, losses based on valuation metrics or other multipliers or similar damages (provided that the foregoing limitation shall not apply if such damages are payable to third parties), in connection with or arising out of the transactions contemplated by this Agreement, in tort or otherwise.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
“Intellectual Property Rights” means any and all intellectual property rights throughout the world, including inventions, whether or not patentable, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof), trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered), copyrights (whether or not registered), computer software, (including source code, object code, firmware, operating systems and specifications), trade secrets and know-how.
“knowledge” of any Person that is not an individual means the knowledge of such Person’s officers after reasonable inquiry.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Platform” means the software platform owned by Seller designed to enable the trading of currencies, commodities and other financial instruments as more fully described on Exhibit A.
“Pre-Closing Tax Period” means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.
“Purchased Assets” means all of the copyrights owned by Seller relating to, and Seller’s trade secrets and know-how embodied in or otherwise directly related to, the Platform, including the copyrights vested in Seller in each of (i) the files relating to the Platform set forth on Exhibit B, (ii) the source code documentation relating to such files and (iii) user manuals relating to such files. For the avoidance of doubt, the Purchased Assets include all rights to sue and collect damages for the past, present of future infringement or misappropriation of any of the Purchased Assets.
“Setec Patents” means any and all patents and patent applications owned or controlled by Setec Astronomy Limited including all continuations, divisionals and provisional applications, world-wide as such are set forth on Schedule 3.07(a).
“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax, or (ii) liability for the payment of any amounts of the type described in (i) as a result of being a transferee or a party to any agreement or any express or implied obligation to indemnify any other Person.
“Valaquenta Patent” means any and all patents and patent applications owned or controlled by Arman Valaquenta as such are set forth on Schedule 3.07(a).
(a)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Apportioned Obligations	6.01
Allocation Statement	2.04
Buyer	Preamble
Cap	7.02(a)
Closing	2.05
Consulting Agreement	Preamble
e-mail	8.01
Excluded Assets	2.02
Excluded Liabilities	2.03
Forexster	Preamble
Forexster Agreement	Preamble
GTX	Preamble
Indemnified Party	7.03
Indemnifying Party	7.03
Initial Purchase Price Payment	2.04(a)
Net Revenue	2.06
Non-FX Earnout Payment	2.06
Non-FX Instrument	2.06
Permits	3.01
Post-Closing Tax Period	6.01
Purchase Price	2.04
Reporting Period	2.06
Seller	Preamble
Seller Agreements	3.02
Setec Agreement	Preamble
Termination Agreement	Preamble
Third Party Claim	7.03
Transfer Taxes	6.01
Valaquenta Agreement	Preamble
Valuation Referee	2.04
Warranty Breach	7.02

Section 1.02.     Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.
ARTICLE 2
PURCHASE AND SALE
Section 2.01.     Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller does hereby irrevocably sell, convey, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the Purchased Assets at the Closing, free and clear of all Liens, and Buyer does hereby accept all the right, title and interest of Seller in, to and under all of the Purchased Assets, free and clear of all Liens.
Section 2.02.     Excluded Assets. Buyer expressly understands and agrees that all of Seller’s assets other than the Purchased Assets shall be excluded from the transactions contemplated hereby (such excluded assets, the “Excluded Assets”).
Section 2.03.     Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is not assuming any liability or obligation of Seller (or any predecessor of Seller or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter (“Excluded Liabilities”), all of which shall be retained by and remain obligations and liabilities of Seller. For the avoidance of doubt, Excluded Liabilities include:
(a)    any liability or obligation of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes; provided that Transfer Taxes and Apportioned Obligations shall be paid in the manner set forth in Article 6;
(b)    any liability or obligation relating to employee benefits or compensation arrangements existing on or prior to the Closing Date, including any liability or obligation under any of Seller’s employee benefit agreements, plans or other arrangements;
(c)    any liability or obligation relating to an Excluded Asset; and
(d)    any liability or obligation relating to Intellectual Property Rights owned or used by Seller, including any third party claim of any rights in the Purchased Assets that relate to Seller’s ownership or use of the Purchased Assets on or prior to the Closing Date.
Section 2.04.     Purchase Price; Allocation of Purchase Price. (a) The purchase price for the Purchased Assets consists of $12,400,000 in cash (the “Initial Purchase Price Payment”) plus the amounts payable, if any, pursuant to Section 2.06 (collectively, the “Purchase Price”). The Purchase Price shall be paid as provided in Sections 2.05 and 2.06.
(a)    As promptly as practicable after the Closing, Buyer shall deliver to Seller a statement (the “Allocation Statement”), allocating the Purchase Price among the Purchased Assets in accordance with their fair market values. If within 10 days after the delivery of the Allocation Statement Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Buyer and Seller are unable to resolve such dispute within 20 days, Buyer and Seller shall jointly retain a nationally recognized expert (the “Valuation Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Valuation Referee shall be borne equally by Buyer and Seller.
(b)    Seller and Buyer agree to (i) be bound by the Allocation Statement for all Tax purposes and (ii) act in accordance with the Allocation in the preparation, filing and audit of any Tax return.
(c)    If any additional payments are made pursuant to Section 2.06, the Allocation Statement shall be adjusted pro rata among the Purchased Assets.
Section 2.05.     Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, on the date of this Agreement, or at such other time as Buyer and Seller may agree. At the Closing:
(a)    Buyer shall deliver to Seller the Initial Purchase Price Payment in immediately available funds by wire transfer to an account of Seller with a bank in New York City designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the date hereof (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).
(b)    Forexster and Buyer shall enter into the Forexster Agreement.
(c)    Buyer, Seller and Forexster shall enter into the Termination Agreement.
(d)    Buyer and Seller shall enter into the Consulting Agreement.
(e)    Buyer and Setec Astronomy Limited shall enter into the Setec Agreement.
(f)    Buyer and Arman Valaquenta shall enter into the Valaquenta Agreement.
All of the foregoing transactions shall be deemed to occur simultaneously and the Closing shall not be deemed to occur unless all of such transactions occur.
Section 2.06.     Earnout Payments. Upon the terms and subject to the conditions set forth in this Section 2.06, Buyer shall pay to Seller the Non-FX Earnout Payments, if any.
(a)    Non- FX Earnout Payments.
(i)    Buyer shall pay to Seller for each Non-FX Instrument the following amounts, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer within 30 days after the end of the applicable fiscal year:
(A)    $1,500,000 if a Non-FX Instrument generates more than $5,000,000 in Net Revenue on the Platform for Buyer or its Affiliates during any given fiscal year, and
(B)    thereafter, $1,500,000 for each additional $20,000,000 in Net Revenue generated by each such Non-FX Instrument on the Platform for Buyer or its Affiliates; provided that the sum of all payments payable pursuant to Section 2.06(a)Section 1.01(a)(i)(A)-(B) for each Non-FX Instrument shall not exceed $15,000,000 in the aggregate (the sum of payments payable pursuant to Section 2.06(a)Section 1.01(a)(i)(A)-(B), a “Non-FX Earnout Payment”. For the avoidance of doubt, the foregoing payments will be triggered when a Non-FX Instrument generates $5,000,000 in a given fiscal year and thereafter when such Non-FX Instrument generates Net Revenues, in the aggregate, of $25,000,000, $45,000,000, $65,000,000 and so forth.
(b)    Reporting Obligations. From and after the launch of a Non-FX Instrument on the Platform, within fifteen Business Days of the last day of each fiscal quarter, Buyer shall provide Seller with a written statement certified by an authorized officer of Buyer setting forth (i) a breakdown of the Net Revenue generated by each Non-FX Instrument for the previous fiscal quarter (such period, the “Reporting Period”) and (ii) the aggregate Net Revenue generated by each Non-FX Instrument from the date of its initial launch on the Platform. Buyer and its Affiliates (and their respective successors and assigns) shall, subject to customary confidentiality restrictions, provide Seller or Seller’s accounting advisors with reasonable access to the books and records of the Buyer and its Affiliates, if any, reasonably necessary to verify the Earnout statements; provided that any such access by Seller or its advisors shall not unreasonably interfere with the conduct of the business of Buyer.
(c)    Definitions. For purposes of this Section 2.06
(i)    “Net Revenue” means (i) gross revenue from electronic and non-electronic (e.g., voice) transactions in Non-FX Instruments made on the Platform minus customary third-party broker commissions and rebates, and (ii) monies actually received by Buyer with respect to Non-FX Instruments arising from the Intellectual Property Rights included in the Purchased Assets, net of reasonable costs and expenses expended by Buyer in order to receive such monies owed.
(ii)    “Non-FX Instrument” means a financial instrument that is not set forth on Schedule 2.06(c).
Section 2.07.     Covenant of Buyer. Each of Buyer and its Affiliates (and any of their respective successors or assignees) agrees to operate their businesses in respect of Non-FX Instruments in a commercially reasonable manner, including by taking (or not taking) any action for the purpose of frustrating or evading the making of any Non-FX Earnout Payments; it being understood that Buyer and its Affiliates (and any successors or assignees) shall have no duty of any kind to Seller or its Affiliates (including any fiduciary duty) and shall have the full right to manage each of their respective businesses in any manner that they deem appropriate so long as such management complies with the first clause of this sentence.
Section 2.08.     Withholding. Buyer and its Affiliates shall be entitled to deduct and withhold from any amount otherwise payable to Seller pursuant to this Agreement such amounts as it is, in Buyer’s reasonable judgment, required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign law. If any amount is so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller; provided, that if Buyer determines, in its reasonable judgment, that it is required to deduct or withhold any amounts otherwise payable to Seller in connection with any Non-FX Earnout Payment hereunder, the amount of such Non-FX Earnout Payment shall be increased by ten percent (10%) prior to the computation of any required withholding or deduction. If requested by Buyer, Seller shall provide Buyer, at the Closing or at the time or times otherwise reasonably requested by Buyer, with a fully executed original IRS Form 8233, W-9, W-8BEN or W-8ECI or a similar certification, as applicable. Buyer and its Affiliates do not anticipate withholding any amounts under this Section 2.08 in respect of any payments due under Section 2.04 at the Closing. Buyer and its Affiliates agree to reasonably cooperate with Seller to apply for or obtain a refund of any withholding tax imposed under this Section 2.08; provided, that Seller has provided Buyer with reasonably detailed documentation or other information sufficient to allow Buyer to reasonably conclude that Seller may be entitled to such a refund.
Section 2.09.     Earnout Payments in Subsequent Transactions. Notwithstanding the generality of the assignment provisions set forth in Section 8.05, in the event of any transaction by merger, asset purchase, equity transfer, bankruptcy, consolidation, reorganization or other similar transaction, Section 2.06 shall survive and become an obligation of any permitted successor or assign of Buyer and its Affiliates (or their respective successors and assigns).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to Section 8.03, except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as of the Closing Date:
Section 3.01.     Corporate Existence and Power. Seller is an exempted company duly incorporated, validly existing and in good standing under the laws of Bermuda and has all corporate powers required to carry on its business as now conducted. Seller is duly qualified to do business as a foreign corporation, is in good standing in each jurisdiction where such qualification is necessary and has all governmental licenses, franchises, permits, certificates, approvals or other similar authorizations (together, “Permits”) required to carry on its business as now conducted, except where the failure to effect or maintain such licensure or qualification would not, individually or in the aggregate, have a material adverse effect on Seller.
Section 3.02.     Authorization. Seller has the legal capacity to enter into this Agreement and the Termination Agreement (the “Seller Agreements”). Assuming the due authorization, execution and delivery by the other parties hereto, the Seller Agreements constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting creditors’ rights generally and general principles of equity).
Section 3.03.     Governmental Authorization. The execution, delivery and performance by Seller of the Seller Agreements and the consummation of the transactions contemplated by each of the Seller Agreements require no action by or in respect of, or filing with, any Governmental Authority.
Section 3.04.     Noncontravention. The execution, delivery and performance by Seller of the Seller Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the memorandum of association or bye-laws of Seller, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit relating to the Purchased Assets to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller or by which any of the Purchased Assets is or may be bound or (iv) result in the creation or imposition of any Lien on any Purchased Asset.
Section 3.05.     No Required Consents. The transactions contemplated by this Agreement do not require any consent or other action of any third party.
Section 3.06.     Title to the Purchased Assets. Seller is the sole and exclusive owner of the Purchased Assets, and upon consummation of the transactions contemplated hereby, Buyer will have acquired sole and exclusive ownership of, and good title in, to and under, each of the Purchased Assets, free and clear of all Liens. The Purchased Assets (as defined herein), Purchased Assets (as such term is defined in the Forexster Agreement), Setec Agreement and Valaquenta Agreement, include, in the aggregate, all of the Intellectual Property Rights and other assets or rights of any kind, whether tangible or intangible, comprising and required to operate the Platform as currently operated on the date hereof and as contemplated to operate by this Agreement.
Section 3.07.     Intellectual Property.
(a)    Neither the Company nor any of its current officers or directors own or control (i) any trademarks used in connection with the Platform or (ii) except for the Setec Patents and Valaquenta Patent set forth on Schedule 3.07(a), any patents or patent applications related to the Platform. With respect to any trade secrets and/or know-how related to the Platform, neither the Company nor any of its current officers or directors have applied for, or otherwise caused to be filed or obtained shall apply for or otherwise cause to be filed or obtained, any patents or patent applications other than the Setec Patents and Valaquenta Patent.
(b)    There exist no restrictions on the disclosure, use, license or transfer of any of the Intellectual Property Rights included in the Purchased Assets (it being understood that, with respect to any trade secret and know-how included in the Purchased Assets, the value of such trade secret and know-how is contingent upon the ability to restrict disclosure so that it does not become generally known). The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any of the Intellectual Property Rights included in the Purchased Assets or impair the right of Buyer to develop, use, sell, license or otherwise dispose of, or to bring any action for the infringement, misappropriation or other violation of, any of the Intellectual Property Rights included in the Purchased Assets.
(c)    There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Seller, threatened against Seller, (i) based upon, or challenging or seeking to deny or restrict, the rights of Seller in any of the Purchased Assets, (ii) alleging that any of the Intellectual Property Rights included in the Purchased Assets are invalid or unenforceable, or (iii) alleging that the use of any of the Purchased Assets do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person; provided however, and notwithstanding anything contained in this Agreement that may be construed to the contrary including this Section 3.07, Seller makes no representation or warranty that the Purchased Assets have previously, current do or may in the future may conflict with, misappropriate, infringe or otherwise violate the patent rights and/or patent applications of any Person.
(d)    To the knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any of the Intellectual Property Rights included in the Purchased Assets. Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all trade secrets included in the Purchased Assets and none of the trade secrets included in the Purchased Assets have been disclosed other than to employees, representatives and agents of Seller all of whom are bound by written confidentiality agreements.
(e)    Except as set forth on Schedule 3.07(e), neither Seller nor any other party acting on its behalf has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party, any source code included in the Purchased Assets. To the knowledge of Seller, the Platform does not include or incorporate any software that is subject to license rights customarily referred to as “open source” in a manner that could require any source code included in the Purchased Assets to be made available to the public.
Section 3.08.     Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller, threatened against or affecting, Seller before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any Governmental Authority or arbitrator which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 3.09.     Tax Matters. Except with respect to the matters contemplated in Schedule 6.02:
(a)    Seller has timely paid all Taxes due and payable, the non-payment of which would result in a Lien on any Purchased Asset or would result in Buyer becoming liable or responsible therefor.
(b)    Seller has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of all Taxes which arise from or with respect to the Purchased Assets, the non-payment of which would result in a Lien on any Purchased Asset or would result in Buyer becoming liable therefor.
Section 3.10.     Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 3.11.     Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 3, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of the Purchased Assets with respect to merchantability, fitness for any particular purpose, IS ERROR FREE, OR WILL OPERATE WITHOUT INTERRUPTION and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 3, Buyer is purchasing the Purchased Assets on an “as-is”, “where-is” and “with all faults” basis.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Subject to Section 8.03, except as disclosed in the Buyer Disclosure Schedule, Buyer represents and warrants to Seller as of the Closing Date that:
Section 4.01.     Corporate Existence and Power. Buyer is a limited liability company duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary power and authority required to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation, is in good standing in each jurisdiction where such qualification is necessary and has all governmental licenses, franchises, permits, certificates, approvals or other similar authorizations required to carry on its business as now conducted, except where the failure to effect or maintain such licensure or qualification would not, individually or in the aggregate, have a material adverse effect on Buyer.
Section 4.02.     Corporate Authorization. Buyer has the legal capacity to enter into this Agreement. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the valid and binding agreements of Buyer, enforceable against Buyer in accordance with its terms, (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting creditors’ rights generally and general principles of equity).
Section 4.03.     Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority.
Section 4.04.     Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the limited liability company agreement of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or any of its subsidiaries or to a loss of any benefit to which Buyer or any of its subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Buyer or any of its subsidiaries, except for such violations, conflicts, defaults, terminations or accelerations that would not, individually or in the aggregate have a material adverse effect on Buyer and its subsidiaries taken as a whole or (iv) result in the creation or imposition of any Lien on the assets of Buyer.
Section 4.05.     Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE 5
COVENANTS
Seller agrees that:
Section 5.01.     Confidentiality.
(d)    After the Closing, Seller and its Affiliates will hold, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the Purchased Assets, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Seller or its Affiliates or (ii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Purchased Assets. Nothing in this Agreement shall be construed to restrict employees of Seller and Seller’s Affiliates from using intangible residual know-how or concepts (as distinguished from the tangible implementation of such know-how and concepts) retained in the unaided memory of such individual as a result of authorized access to such know-how or concepts prior to the Closing Date, provided that such individuals shall not directly reference, incorporate or otherwise use in any product or service any confidential documents and information concerning the Purchased Assets or otherwise take any action that in any manner may infringe upon the Intellectual Property Rights of Buyer. The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.
(e)    On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books and records, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose, in each case relating to the Purchased Assets; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller. Any and all information obtained during such access shall be maintained in confidence by Buyer its Affiliates and their respective agents. The obligation of Buyer, its Affiliates and their respective agents to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.
Buyer and Seller agree that:
Section 5.02.     Reasonable Best Efforts; Further Assurances.
(g)    Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good title to the Purchased Assets.
(h)    Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer, or in the name of Seller but for the benefit of Buyer, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.
Parent agrees that:
Section 5.03.     Parent Guaranty. Parent hereby unconditionally and irrevocably guarantees to Seller the timely performance of all obligations of Buyer and its Affiliates under this Agreement. Seller acknowledges and agrees that the obligations of Buyer are subject to and shall be determined in accordance with the express terms and conditions of this Agreement.
Section 5.04.     Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
Section 5.05.     Public Announcements. Each party agrees not to issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of each other party hereto, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange.
ARTICLE 6
TAX MATTERS
Section 6.01.     Allocation of Taxes.
(i)    All personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date and that are payable after the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.
(j)    All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, transfer and similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be split equally by Buyer and Seller. Seller represents and warrants to Buyer that, with respect to the transactions contemplated by this agreement, Seller is entitled to an exemption from Transfer Taxes for isolated, casual or occasional sales in each jurisdiction that would otherwise impose a Transfer Tax on the transactions. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.
(k)    Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 6.01(a). Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 6.01(a) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at the per annum rate of 10% for each day until paid.
Section 6.02.     Other Tax Obligations. Certain other tax obligations shall be handled in the manner set forth on Schedule 6.02.
ARTICLE 7
SURVIVAL; INDEMNIFICATION
Section 7.01.     Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the 18-month anniversary of the Closing Date. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
Section 7.02.     Indemnification. (a) Effective at and after the Closing, Seller hereby indemnifies Buyer, its Affiliates and their respective successors and assignees against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Buyer, any of its Affiliates or any of their respective successors and assignees arising out of:
(i)    any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement; or
(ii)    any Excluded Liability;
regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, Buyer, any of its Affiliates or any of their respective successors and assignees; provided that with respect to indemnification by Seller for Warranty Breaches pursuant to Section 7.02(a)(i), Seller’s maximum liability for all such Warranty Breaches shall not exceed $12,400,000 (the “Cap”); provided, further, for the avoidance of doubt, that the Cap shall not apply to any fraud claims brought by Buyer.
(b)    Effective at and after the Closing, Buyer hereby indemnifies Seller, its Affiliates and their respective successors and assignees against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller, any of its Affiliates or any of their respective successors and assignees arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, Seller, any of its Affiliates or any of their respective successors and assignees; provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to this Section 7.02(b), Buyer’s maximum liability for all such Warranty Breaches shall not exceed the Cap; provided, further, for the avoidance of doubt, that the Cap shall not apply to (i) any third party claim brought against Seller arising from use of the Purchased Assets by Buyer or its Affiliates and their respective successors or assignees (e.g., a claim by Buyer’s customers), and (ii) any fraud claims brought by Seller.
Section 7.03.     Third Party Claim Procedures. (a) The party seeking indemnification under Section 7.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.
(f)    The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 7.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 7 and (ii) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.
(g)    The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 7.03(b) (i) within 30 days of receipt of written notice of the Third Party Claim pursuant to Section 7.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (iv) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates.
(h)    If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 7.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party and its affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its affiliates.
(i)    In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim.
(j)    Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
Section 7.04.     Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 7.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 8.07.
Section 7.05.     Insurance Proceeds. The amount of an Indemnifying Party’s liability under this Agreement shall be determined taking into account any applicable insurance proceeds actually received by the Indemnified Party. The indemnification obligations of each party hereto under this Article 7 shall inure to the benefit of the Affiliates of the other party hereto on the same terms as are applicable to such other party. All indemnification payments under this Article 7 shall be deemed adjustments to the Purchase Price.
Section 7.06.     Sole Remedy. The indemnification provided in this Article 7 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement; provided, however, this exclusive remedy for damages does not preclude a party from bringing an action (i) for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or (ii) based on fraud or intentional misrepresentation.
Section 7.07.     Special Damages. Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to any other party for indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement; provided, however, the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Damages directly incurred from (i) claims of third parties or (ii) any claim based on fraud or intentional misrepresentation. Each party agrees to use commercially reasonable efforts to mitigate its Damages.
ARTICLE 8
MISCELLANEOUS
Section 8.01.     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:
Gain Capital Holdings Inc.
135 US Highway 202/206
Suite 11
Bedminster, NJ 07921
Attention: Diego Rotsztain, General Counsel
Facsimile No.: (866) 861-1673
drotsztain@gaincapital.com
with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Leonard Kreynin
Facsimile No.: (212) 701-5800
Email: leonard.kreynin@davispolk.com
if to Seller, to:
Valaquenta Intellectual Properties Limited
c/o Wakefiled Quin Limited
Victoria Place
31 Victoria Street
Hamilton, HM10
Bermuda
with a copy to:
Nixon Peabody LLP
1300 Clinton Avenue
Rochester, New York 14604
Attention: Jeremy J. Wolk
Facsimile No.: (866) 560-0661
E-mail: jwolk@nixonpeabody.com
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 8.02.     Amendments and Waivers.
(k)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing, makes specific references to the provision to be amended or waived, and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(l)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 8.03.     Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of either the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.
Section 8.04.     Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 8.05.     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the next sentence hereof. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of each other party hereto; provided, however, that each party hereto may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates or (ii) to any Person who acquires all or substantially all of the capital stock or assets of a party and agrees in writing to be bound by the provisions of this Agreement (including Section 2.06) so long as such party has a good faith belief that such transfer or assignment will not materially impair the rights hereunder of any of the other parties hereto. For clarity and avoidance of doubt, no party shall have a consent right over any change of control, sale or any other corporate transaction involving any other party.
Section 8.06.     Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.
Section 8.07.     Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.
Section 8.08.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.09.     Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 8.10.     Entire Agreement. This Agreement, the Termination Agreement, the Consulting Agreement and the Forexster Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 8.11.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 8.12.     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GAIN GTX BERMUDA, LTD.
By:	/s/ Alex Bobinski
	Name:	Alex Bobinski
	Title:	Director
GAIN CAPITAL HOLDINGS, INC.
By:	/s/ Diego Rotsztain
	Name:	Diego Rotsztain
	Title:	EVP

VALAQUENTA INTELLECTUAL PROPERTIES LIMITED
By:	/s/ Horst Finkbeiner
	Name:	Horst Finkbeiner
	Title:	Director

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